	Guaranty Federal BANCSHARES, INC Strength. Growth. Vision.	Exhibit 99.1 For Immediate Release

Contacts:	Shaun A. Burke, President & CEO Guaranty Bank 1341 W. Battlefield Springfield, MO 65807 417-520-4333	NASDAQ:GFED www.gbankmo.com

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES PRELIMINARY FIRST QUARTER 2013 FINANCIAL RESULTS

SPRINGFIELD, MO – (April 18, 2013) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank, today announces the following results for its first quarter ended March 31, 2013.

First Quarter 2013 Financial Highlights

•	Diluted earnings per common share for the quarter increased to $0.25 compared to $0.20 per common share for the same quarter in 2012.
•	Net income increased to $953,000 for the quarter compared to $834,000 for the same quarter in 2012.
•	Annualized return on average assets increased to .59% for the quarter compared to .52% for the same quarter in 2012.
•	Annualized return on average equity increased to 7.47% for the quarter compared to 6.08% for the same quarter in 2012.
•	Transaction deposit account balances as of March 31, 2013 have increased $14.1 million, or 4%, since December 31, 2012.
•	Long-term borrowings (classified as non-core funding liabilities) decreased $15.1 million as of March 31, 2013 compared to December 31, 2012.
•	Book value per common share was $14.49 as of March 31, 2013, an increase of $.15 as compared to December 31, 2012.

Net income for the quarter ended March 31, 2013 was $953,000 as compared to $834,000 for the same quarter in 2012.  After preferred stock dividends and accretion, diluted earnings per common share was $0.25 for the quarter, an increase from the $0.20 per diluted common share during the same quarter in 2012.

The following were key issues that contributed to the first quarter financial results as compared to the same quarter in 2012:

Net interest income – One of the Company’s primary objectives over the last several years has been to improve net interest margin.  A weakened economy, increased regulation and a historically low interest rate environment have made it difficult to increase earning assets, especially in the loan portfolio.  Total net loans have declined $15.2 million since December 31, 2012 which has had a negative impact on interest income and net interest margin.  Despite the decline in loans, net interest income remains steady quarter over quarter due to the Company’s efforts in growing core deposits and its management of interest bearing liabilities.  The average cost of funds for the first quarter was 1.03% compared to 1.36% for the same quarter in 2012.  The Company has benefited from the continued repricing of most of its deposit products throughout 2012 and the reduction in higher cost wholesale funding balances (primarily Federal Home Loan Bank advances).

Non-interest income – Non-interest income increased $173,000 during the quarter due to several factors.  The Company’s mortgage division continues to produce strong volume and income.  Gains on sales of loans in the secondary market increased $70,000 for the period compared to the prior year quarter.  Also, the Company recognized gains of $89,000 on various investments, an increase of $51,000 over the prior year quarter.  Another noteworthy item for the quarter was the loss of $72,000 that was recognized on foreclosed assets, representing a $29,000 decline compared to the same quarter in 2012.

Non-interest expense – Non-interest expense increased $378,000 over the prior year quarter.  The primary factor was a charge of $231,000 relating to losses on three customer deposit accounts.    This is considered a one-time charge and the Company has made a claim to its insurance carrier for a partial recovery.  Salaries and employee benefits have also increased $57,000 due to normal pay increases of existing staff and increased health care costs over the prior year quarter.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $400,000 during the quarter, a decrease from the $900,000 recognized in the prior year quarter.  The allowance for loan losses as of March 31, 2013 was 1.76% of gross loans outstanding (excluding mortgage loans held for sale) compared to 1.83% as of December 31, 2012.

Non-performing assets – The Company experienced a small improvement in nonperforming assets which were $19.6 million as of March 31, 2013, representing a decrease of $300,000 from December 31, 2012.  Nonperforming assets as a percentage of total assets remained at 3.01% as of March 31, 2013, no change from December 31, 2012.  Reducing non-performing assets has been and will continue to be a primary focus of the Company.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below.  These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance.  Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods.  However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP.  A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring.  Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income
Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

•	Gains on sales of available-for-sale securities
•	Losses on foreclosed assets held for sale
•	Charge for loss on deposit accounts
•	Provision for loan loss expense
•	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the quarters ended March 31, 2013 and 2012 is set forth below.

	Quarter ended
	31-Mar-13	31-Mar-12
	(Dollar amounts are in thousands)

Net income	$953	$834

Add back:
Provision for income taxes	232	81
Income before income taxes	1,185	915

Add back/(subtract):
Gains on investment securities	(89)	(38)
Loss on foreclosed assets held for sale	72	101
Loss on deposit accounts	231	-
Provision for loan losses	400	900
	614	963

Operating income	$1,799	$1,878

About Guaranty Federal Bancshares, Inc.
Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services.  The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Taney, Wright, Webster and Howell Counties.  In addition, Guaranty Bank is a member of the TransFund ATM network which provides its customers surcharge free access to over 100 area ATMs and over 1,600 ATMs nationwide.  For more information visit the Guaranty Bank website: www.gbankmo.com.

The discussion set forth above may contain forward-looking comments.  Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release.  When used in this release, words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Such statements are subject to risks and uncertainties.  Actual results of the Company’s operations could materially differ from those forward-looking comments.  The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.

Financial Highlights:
	Quarter ended
Operating Data:	31-Mar-13	31-Mar-12
	(Dollar amounts are in thousands,
	except per share data)
Total interest income	$6,419	$6,866
Total interest expense	1,428	1,850
Net interest income	4,991	5,016
Provision for loan losses	400	900
Net interest income after provision for loan losses	4,591	4,116
Noninterest income	1,020	847
Noninterest expense	4,426	4,048
Income before income taxes	1,185	915
Provision for income taxes	232	81
Net income	953	834
Preferred stock dividends and discount accretion	199	281
Net income available for common shareholders	$754	$553
Net income per common share-basic	$0.28	$0.20
Net income per common share-diluted	$0.25	$0.20

Annualized return on average assets	0.59%	0.52%
Annualized return on average equity	7.47%	6.08%
Net interest margin	3.33%	3.38%
Efficiency ratio	73.63%	69.04%

	At	At
Financial Condition Data:	31-Mar-13	31-Dec-12
Cash and cash equivalents	$42,695	$41,663
Investments	107,572	102,162
Loans, net of allowance for loan losses 3/31/2013 - $8,112; 12/31/2012 - $8,740	453,207	468,376
Other assets	46,498	48,231
Total assets	$649,972	$660,432

Deposits	$503,644	$500,015
FHLB advances	52,950	68,050
Subordinated debentures	15,465	15,465
Securities sold under agreements to repurchase	25,000	25,000
Other liabilities	1,472	1,034
Total liabilities	598,531	609,564
Stockholders' equity	51,441	50,868
Total liabilities and stockholders' equity	$649,972	$660,432
Equity to assets ratio	7.91%	7.70%
Book value per common share	$14.49	$14.34
Non performing assets	$19,575	$19,861